EXHIBIT 99.1

FORM OF GENERAL RELEASE

In consideration for the receipt of __________ shares of common stock, par value $0.001 per share of Altrimega Health Corporation, a Nevada corporation (the “Company”) and other good and valuable consideration, the sufficiency of which is hereby acknowledged by __________ (the “Releasor”), the Releasor, who owns __________ shares of Series A Convertible Preferred Stock, par value $0.001 per share of the Company (the “Preferred Shares”), issued pursuant to that certain Share Exchange Agreement between Creative Holdings, Inc., (“Creative”), the shareholders of Creative and the Company, hereby agrees to the cancellation of the Preferred Shares and herewith returns the Preferred Shares marked “cancelled,” to the Company, and agrees to release all claims against the Company, as set forth below, including, but not limited to, claims related to the Releasor’s status as a holder of the Preferred Shares:

The Releasor and its agents, successors, heirs and assigns hereby releases and discharges the Company and its, stockholders, officers, directors, agents, employees, parent corporation, subsidiaries, affiliates, successors and assigns (collectively, the “Released Parties”) from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, in law, admiralty or equity, which the Releasor, its successors, assigns, affiliates, heirs, and any other person that has a claim by and through such person ever had, now have, or hereafter can, shall or may have against the Company and the Released Parties for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this General Release, including, but not limited to, the Releasor’s prior ownership of the Preferred Shares.

Agreed to this ___________day of ___________, 200__.

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[Series A Preferred Stock Holder]